UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Fresh Tracks Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 20, 2023, Fresh Tracks Therapeutics, Inc. (the “Company”) commenced distributing proxy materials to its stockholders, including a Notice of Special Meeting of Stockholders and Definitive Proxy Statement (the “Notice and Proxy Statement”), for its special meeting of stockholders to be held on November 16, 2023 (the “Special Meeting”). A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on October 20, 2023.

On November 13, 2023, the Company will begin sending letters to certain of the Company’s stockholders reminding them to vote at the Special Meeting and requesting that they register an account with Equiniti Trust Company, LLC, the Company’s transfer agent (the “Letter to Registered Stockholders”). A copy of the Letter to Registered Stockholders is below.

Letter to Registered Stockholders
Dear registered stockholder of Fresh Tracks Therapeutics, Inc.:
Thank you!
We appreciate your support of Fresh Tracks (fka Brickell Biotech) in our efforts to transform patient lives through development of innovative and ground-breaking prescription therapeutics. Unfortunately, after conducting an extensive, months-long process to explore and evaluate potential strategic alternatives to maximize stockholder value, as previously announced in our press release on September 19, 2023, and further described in detail in our most recent definitive proxy statement, our Board unanimously concluded that liquidating and dissolving Fresh Tracks and distributing all remaining cash was in the best interests of the company and our stockholders.
Please vote your proxy!
In connection with our dissolution plan, you should receive by mail and/or email our proxy materials with instructions on how to vote your company shares for the upcoming special meeting of stockholders on November 16.
If you do not receive proxy materials or if you have questions or need assistance with voting, please promptly contact D.F. King at (800) 769-4414 or (914) 218-4628 for international, or by email at FRTX@dfking.com. Our Board of Directors strongly encourages you to vote “FOR” Proposal 1 in the definitive proxy statement, which approves the liquidation and dissolution of Fresh Tracks.
Register your Equiniti account!
According to our records, you, or an entity which you control, own registered shares of Fresh Tracks Therapeutics held at our transfer agent, Equiniti (EQ, fka ATS/American Stock Transfer). If our plan to liquidate and dissolve the company is approved by stockholders, we intend to initiate liquidating cash distributions to our stockholders to be made in a series of distribution over time. EQ will remit payment of distributions to you by physical check to your address of record. As such, we encourage you to complete your account registration and review your contact information at EQ for accuracy. If you need assistance registering or accessing your account, please contact EQ Customer Service at (800) 937-5449 or email HelpAST@equiniti.com. Make sure to reference our current name, Fresh Tracks Therapeutics, Inc. (FRTX) and the CUSIP 10802T204.